TRANSFER AND ASSUMPTION AGREEMENT

THIS TRANSFER AND ASSUMPTION AGREEMENT (this "Agreement"), dated as of the 1st day of October, 2022, between City National Rochdale Fixed Income Opportunities (Ireland) Limited, a company organized under the laws of Ireland ("Transferor"), and CNR FIOF Investments (Ireland) Limited, a company organized under the laws of Ireland ("Transferee").

WHEREAS, Transferor is party to an investment management agreement (the "Management Agreement") with City National Rochdale, LLC (the "Adviser") and wishes to transfer the Management Agreement to Transferee pursuant to the terms and conditions of this Agreement.

WHEREAS, Transferee wishes to assume the Management Agreement and receive advice and services from the Adviser thereunder.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confirmed, the parties hereto agree as follows:

1.       Transfer. Transferor does hereby transfer to Transferee all rights, interests and benefits of the Transferor under the Management Agreement, and is released from any and all obligations under the Management Agreement for the period beginning on the date hereof.

2.       Assumption. Transferee hereby accepts the foregoing transfer of the Management Agreement and assumes and undertakes to discharge, perform and be liable for such obligations of Transferor under the Management Agreement for the period beginning on the date hereof.

3.       Consent. In executing the acknowledgment on the signature page hereto, the Adviser consents to the transfer of the Management Agreement as provided herein.

4.       Miscellaneous. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which taken together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment and Assumption as of the date first written above.

CITY NATIONAL ROCHDALE FIXED INCOME OPPORTUNITIES (IRELAND) LIMITED	CNR FIOF INVESTMENTS (IRELAND) LIMITED

By:	/s/ Conor MacGuinness	By:	/s/ Jeremy O'Sullivan
Name:	Conor MacGuinness	Name:	Jeremy O'Sullivan
Title:	Director	Title:	Director

Acknowledged and Agreed

as of the date hereof:

City National Rochdale, LLC

By:	/s/ Mitchell Cepler
Name:	Mitchell Cepler
Title:	Senior Vice President, Finance